Exhibit 99

    Environmental Power Corporation's Microgy Subsidiary Announces Agreement
                            With The Scoular Company

         Potential Value of Projects Estimated to Be Up to $200 Million

    PORTSMOUTH, N.H.--(BUSINESS WIRE)--March 16, 2004--Microgy Cogeneration Systems, Inc., a wholly-owned subsidiary of Environmental Power Corporation (OTCBB: POWR), announced today that it had entered into a Project Development Agreement with an expected value of up to $200 million with The Scoular Company, a $2.3 billion company with operations throughout North America and around the world.
    The agreement contemplates the installation, at mutually agreeable locations, of up to 50 systems utilizing Microgy's proprietary technology for production of biogas from manure and food industry waste for the operation of feed processing and drying facilities.
Microgy will be responsible for the construction and operation of projects developed under the agreement. Scoular will be responsible for supplying non-farm substrates for digestion, the raw ingredients for feed processing, paying the project owner a processing fee and marketing of the feedstocks produced. Projects developed under the agreement will be owned by Microgy, the host farm, Scoular or a combination of the foregoing and other investors.
    Thomas Kopp, Senior Manager-Processor Marketing Services of
Scoular, stated, "Scoular is very excited to partner with Microgy to bring financially viable, environmental solutions to the animal and food processing industries. Our program will solve waste handling problems for farmers and food processors, while improving the environment in their local communities. Harnessing this renewable resource and creating markets for these new products is an exciting challenge. Our success will increase the success of rural America.
That's a program we are proud to be a part of."
    Donald A. Livingston, President of Microgy, stated, "All of us at
Microgy are very enthusiastic about working with The Scoular Company, an organization with both a long history and an entrepreneurial spirit that matches our own. The projects we intend to develop with Scoular represent an exciting new application for Microgy's anaerobic digester technology, moving us for the first time beyond electric generation and into revenues derived from projects producing gas and thermal energy. We are particularly pleased that we are able to broaden our markets in this fashion while continuing to leverage our existing technical strengths as well as our understanding of the needs of farmers. We also hope to be able to accumulate a significant ownership interest in the facilities developed under our agreement with Scoular so that Microgy can share in the exceptional benefits of these projects. We believe that our agreement with Scoular will be an important part of Microgy's future."

    ABOUT THE SCOULAR COMPANY

    The Scoular Company founded in 1892, is in the business of merchandizing agricultural commodities, including processed ingredients for the feed and food markets. Known for its financial strength, knowledge of the marketplace, and dependability, the $2.3 billion company has operations extending across all of North America and around the world. For more information visit Scoular's website at www.scoular.com.

    ABOUT ENVIRONMENTAL POWER CORPORATION

    Environmental Power Corporation (OTCBB: POWR) is a leader in resource management and energy production technologies that serve multiple socially responsible markets. Its wholly-owned subsidiary, Microgy Cogeneration Systems, Inc., owns a license to a proprietary technology to convert manure and food industry wastes into biogas, providing a waste management solution with the potential to pay for itself by producing renewable energy and other residual products valuable to farmers and growers. For more information visit the company's web site at www.environmentalpower.com.

    CAUTIONARY STATEMENT

    The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements. Certain statements contained in this press release such as statements concerning planned projects, statements containing the words "expects," "estimates," "anticipates," "believes," "projects" and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward looking statements as such term is defined in the Act. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties involving development stage companies, uncertainties regarding project financing, the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of projects, financing and cash flow requirements and uncertainties, difficulties involved in developing and executing on a business plan, difficulties and uncertainties regarding acquisitions, technological uncertainties, risks relating to managing and integrating acquired businesses, unpredictable developments (including plant outages and repair requirements), the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with Environmental Power's or Microgy's projects, uncertainties relating to general economic and industry conditions, the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which Environmental Power and Microgy operate and other factors, including those described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as well as other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. Environmental Power undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: Environmental Power Corporation
             Investor Contact:
             Kam Tejwani, 603-431-1780
             ktejwani@environmentalpower.com
             or
             Media Contact:
             Kate Dolan, 603-431-1780
             kdolan@environmentalpower.com